EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-161909 and 333-175737) of Telkonet, Inc. of our report dated April 1, 2013, relating to the consolidated financial statements of Telkonet, Inc. for the year ended December 31, 2012, which includes an explanatory paragraph relating to Telkonet Inc.’s ability to continue as a going concern and appears in this annual report on Form 10-K.

/s/ Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin

March 31, 2014